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                                                                    EXHIBIT 10.7

November 13, 2003

Tim Tight
590 Menlo Oaks Drive
Menlo Park, CA  94025

RE: Employment with Immersion Corporation

Dear Tim:

      Immersion Corporation (the "Company" or "Immersion") is pleased to present this offer for the position of Vice President and General Manager, Industrial Business Group, on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

      Reporting Duties and Responsibilities. In this position, you will report to the CEO and will be responsible for developing the markets, customers and alliances needed to build a large and profitable revenue stream in our Industrial Business Group. This segment will include our Automotive, 3D and Industrial businesses. You may also be tasked with other responsibilities as identified by the CEO.

      Salary and Benefits. Your initial base salary will be $180,000 annually, payable in accordance with the Company's customary payroll practice, which is bi-weekly. This offer is for a full time, salaried, exempt position, located at the San Jose offices of the Company, except as travel to other locations that may be necessary to fulfill your responsibilities. Your performance will be reviewed in January 2004 during our company's focal review process, and annually thereafter, that will be based on an achievement of a number of revenue and profit margin targets. You will be eligible to participate in our variable compensation program. The details of your 2004 variable compensation are detailed in the attached Addendum A. You will also receive the Company's standard employee benefits package. A copy of our current benefits package is enclosed but may be subject to change at any time.

      Stock Options. Effective upon board approval, the Company will grant you an option to purchase 300,000 shares of the Company's Common Stock pursuant to the Company's stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company's Common Stock at the date of grant. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company.

      Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. A copy of the agreement is attached for your review. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

      At-Will Employment. While we look forward to a long and rewarding relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us
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for any reason at any time. Any statements or representations to the contrary
(and indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. The provisions of this offer letter may only be modified by a document signed by you and the CEO of the company. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

      Benefits Upon Resignation or Termination Due to Death or Permanent Disability. In the event of your voluntary resignation from employment with the Company, or in the event that your employment terminates as a result of death or Permanent Disability, you shall be entitled to no compensation or benefits from the Company other than those earned through the date of your termination or in the case of any Options, vested through the date of your termination. In the event of your voluntary resignation from employment, you agree to provide the Company with 20-business days notice, in writing. The Company may accept all or part of your notice and agrees to provide you with pay in lieu of notice as appropriate.

For purposes of this letter, "Permanent Disability" means that you (i) have been incapacitated by bodily injury or disease so as to be prevented thereby from engaging in the performance of your duties following reasonable accommodation on behalf of the Company; (ii) such total incapacity shall have continued for a period of sixty (60) days; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of your life.

      Benefits Upon Other Termination: You agree that the Company may terminate your employment at any time, with or without cause. In the event of the termination of your employment by the Company for the reasons set forth below, you shall be entitled to the following:

      Termination for Cause: If the Company terminates your employment for Cause, as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned, or in the case of any Options, vested through the date of you termination. For purposes of this letter agreement, a termination "for Cause" occurs if the Company for any of the following reasons terminates your employment: theft, dishonesty, or falsification of any employment or Company records; your conviction of a felony or of any criminal act which impairs your ability to perform your duties with the Company; your consistent poor performance, as determined by the CEO in his sole discretion; your improper use or disclosure of the Company's confidential or proprietary information; any intentional act by you that has a material detrimental effect on the Company's reputation or business; or any material breach of the terms of this letter agreement by you, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

      Termination Without Cause: The termination of your employment by the Company at any time for any reason other than (i) for Cause, or (ii) for your death or Permanent Disability, shall constitute a "Termination Without Cause." In the event of a Termination Without Cause, you shall be entitled to the following separation benefits provided that you execute a general release of all known and unknown claims against the Company in a form acceptable to the
Company:

      continued payment of your salary at your final Base Salary rate, less applicable withholding, for six (6) months following your termination;

      as of your termination of employment, you will be entitled to elect to purchase group health insurance coverage in accordance with federal law (COBRA). If you timely elect COBRA coverage, the Company shall pay the premiums for your COBRA coverage for a six (6) month period. Thereafter, you may elect to purchase COBRA coverage at your own expense.
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      Authorization to Work. The Immigration Reform and Control Act of 1986
requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States. Acceptable documentation is shown on the enclosed form titled Employment Eligibility Verification (Form I-9). Please bring this form to work along with the appropriate documentation to the new employee orientation on your first day of employment. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

      Arbitration Provision. In the event of any dispute or claim relating to or arising out of this letter agreement, the employment relationship, or the termination of that relationship for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud, retaliation, discrimination or harassment), the parties agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. The parties hereby waive their respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by you or the Company and shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

      Term of Offer. This offer will remain open until close of business on Friday, November 14, 2003. If you decide to accept our offer, and we hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. This letter agreement and the Inventions and Confidentiality Agreement and Stock Option Agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. California law will govern this letter agreement.

      Start Date. This offer is made with the understanding that you will start employment with Immersion on or about November 17, 2003. For purposes of this Agreement, the term "start date" shall mean the day on which you commence employment with the Company.

      Tim, we are excited and pleased to have you join the Immersion team in this exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,


/s/ Victor Viegas                      /s/ Rose Ramos
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Victor Viegas                          Rose Ramos
President and CEO                      Human Resources


Agreed and Accepted By:


/s/ Tim Tight                                  11/14/03
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Tim Tight                              Date
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                                   Addendum A

This Addendum A to the Employment with Immersion Corporation offer letter identifies your 2004 variable compensation program details. Please see the Immersion FY2004 Commission Plan for a more complete description of the Immersion plan including objectives, eligibility, administration, plan design and example calculations.

QUARTERLY QUOTA ACHIEVED

<70%              QPF = 0
70% to < 90%      QPF = 50%
90% and above     QPF = 100%

YTD REVENUE

$0 to $9M         Commission rate = 1.0%
>$9M              Commission rate = 2.0%

Commission paid for the quarter is the QPF multiplied by the YTD revenue commission rate times the quarterly revenue of your Business Group.